Exhibit 99.1

INSITUFORM TECHNOLOGIES, INC. REPORTS SECOND QUARTER 2009 RESULTS:

•	Income from continuing operations was $7.7 million, a 98 percent increase from second quarter 2008 of $3.9 million

•
Income from continuing operations on a per diluted share basis was $0.20 as compared to $0.14 in the second quarter of 2008, with approximately 10.4 million additional shares issued in connection with 2009 acquisitions

•	Second quarter net income of $6.5 million ($0.17 per share) versus $3.4 million ($0.12 per share) a year ago, representing a 93 percent improvement

•
North American Sewer Rehabilitation contract backlog reached a record level and increased 28.9 percent from first quarter 2009 with consolidated contract backlog increasing to $462.4 million, a 19 percent increase from first quarter 2009

•	Full year 2009 expectation, reflecting recent acquisitions, in line with previous guidance, at $1.00 to $1.10 per diluted share (excluding acquisition related transaction and severance costs)

Chesterfield, MO – July 23, 2009 – Insituform Technologies, Inc. (Nasdaq Global Select Market: INSU) today reported second quarter income from continuing operations of $7.7 million ($0.20 per diluted share), representing a 98 percent increase from the second quarter of 2008, when income from continuing operations was $3.9 million ($0.14 per diluted share).

For the first six months of 2009, income from continuing operations was $6.6 million, or $0.18 per diluted share, compared to $5.9 million, or $0.21 per diluted share, in the first six months of 2008.  Excluding $8.2 million (pre-tax) of acquisition-related transaction and severance costs associated with the acquisitions of The Bayou Companies and Corrpro Companies, income from continuing operations for the first six months of 2009 would have been approximately $12.7 million, or $0.34 per diluted share (non-GAAP).

In the second quarter of 2009, discontinued operations reported a net loss of $1.2 million, or $0.03 per diluted share, relating primarily to an unfavorable adjustment to a previously recorded contract claim that was resolved during the quarter, along with legal costs incurred in the pursuit of ongoing project and other business claims.

Second quarter net income was $6.5 million, or $0.17 per diluted share.  This compares to $3.4 million, or $0.12 per diluted share, for the second quarter of 2008.  For the first six months of 2009, net income was $5.3 million, or $0.15 per diluted share, compared to income of $5.3 million, or $0.19 per diluted share, in the first six months of 2008.  Excluding the acquisition transaction and severance costs of $8.2 million (pre-tax), net income would have been $11.4 million, or $0.31 per diluted share (non-GAAP).

Joe Burgess, President and Chief Executive Officer, commented, “The results for the second quarter were significantly improved year over year and our operating performance was strong, notwithstanding significant work release delays in our North American Sewer Rehabilitation segment and our industrial pipe coating plants at the Bayou Companies, which flattened revenue for the quarter.  Our financial performance in North American Sewer Rehabilitation was the strongest we have seen in several years, with gross margins reaching 26.7 percent as a result of improved project execution and lower material costs.  We continued to experience a robust bid table, achieving approximately $130 million of acquisitions in the second quarter, leading to a record high contract backlog for this business unit at the end of the quarter.  We also anticipate bidding opportunities to increase in this market as the impact of the stimulus dollars flow into the system.”

“We faced market challenges in our Energy and Mining segment, most notably our United Pipeline Systems and Bayou Companies operations.  These two businesses saw market weakness throughout the quarter, with project delays and fewer bidding opportunities.  Despite this market weakness, each of these operations’ gross margin performance was strong.  We anticipate slightly improved market conditions in the second half of 2009 for each of these businesses, and we see increased market activity in Mexico and Canada.  Bayou Coatings should also perform better in the third quarter as work begins on significant projects.  Our newly acquired Corrpro Companies business experienced solid operating performance and backlog is holding steady.”

“The integration of Bayou and Corrpro also is on track.  We have identified over $6 million in annualized cost savings opportunities and expect to garner over $3.0 million in expense reductions in the second half of 2009, with the full impact to be achieved in 2010.  We are also making solid progress on our cross-selling efforts.”

“We made a significant advancement in the development of our Asia-Pacific business during the past quarter with the buyout of our partner in Hong Kong and Australia on June 30, 2009.  We are carrying solid backlog in these two businesses and our prospects are strong.  We believe this move will significantly improve our position in these key markets, and we anticipate markedly improved operating performance in the quarters ahead.  Performance for our Indian operation was strong this quarter, and we anticipate continued increases in production in the coming quarters leading to increased revenues.  Now that the Indian national elections are complete, we are confident that tendering activity will resume and we will see significant backlog growth in the coming quarters.  Tendering activity is also robust in Singapore and Australia and we expect to add to our backlog in these markets in the near future.”

“While our profitability in Europe does not meet our long-term expectations, we are implementing changes in this business unit that we expect to result in significantly improved performance. We are mainly focusing on bottom-line improvements that will bring this unit closer to achieving our expected financial returns.  With dramatically improved contract backlog, we expect to see significant profitability improvements in the second half of 2009.”

“The financial results for our Water Rehabilitation segment were not strong in the first half of 2009, but we made solid progress during the first half of the year with respect to the introduction of InsituMain™, our new vertically-integrated cured in place solution for drinking water pipes, with our customers.  Our profits in the first half of 2009 were negatively impacted by execution issues on several iTap projects along with the delay of the completion of the Madison Avenue project due to customer scheduling changes.  We have a number of new pilots scheduled in the third quarter in the U.S., Canada, Europe and Asia.  The customer response to this new product has been impressive to this point.”

“As a result of growth in backlog, increased bidding opportunities and continuing favorable trends in operating performance, we are confident about our prospects for the second half of 2009.  We reaffirm our earnings expectation of $1.00 to $1.10 per diluted share, excluding the acquisition transaction and severance costs.”

Consolidated revenues in the second quarter of 2009 were $183.2 million, a 35.1 percent increase over the second quarter of 2008.  Second quarter 2009 revenues included $20.4 million and $41.6 million in revenues from Bayou and Corrpro, respectively.  These acquisitions were completed on February 20, 2009 and March 31, 2009, respectively.  Excluding Bayou and Corrpro revenues, consolidated revenues for the second quarter of 2009 would have been $121.2 million (non-GAAP), a $14.3 million, or a 10.6 percent, decrease from second quarter 2008 revenues.  This decrease was primarily due to lower revenues in our European Sewer Rehabilitation and Energy and Mining segments.  The impact of weaker foreign currencies against the U.S. dollar versus one year ago, on a consolidated basis, was approximately $7.5 million.  Revenues in our European Sewer Rehabilitation segment declined $5.9 million, or 22.3 percent. This decrease was primarily reflective of continued market weakness in the United Kingdom, along with weak foreign currencies against the U.S. dollar, which negatively impacted revenues for this segment by approximately $3.9 million.  Revenues in our North American Sewer Rehabilitation segment decreased by $3.4 million, or 3.9%, compared to the second quarter 2008.  We also had a number of delays in work releases which hampered our ability to generate revenue as clients assessed the funding available under the federal stimulus programs.  Our Canadian sewer rehabilitation operation was negatively impacted by $1.4 million as a result of the lower Canadian dollar versus the U.S. dollar year over year.  Third-party product sales, included in our North American Sewer Rehabilitation segment, were $2.5 million in the second quarter of 2009, compared to $2.1 million in the second quarter of 2008.  Revenues in the Asia-Pacific Sewer Rehabilitation segment increased to $6.6 million, primarily as a result of increased activity in India.  Our Water Rehabilitation revenues increased by $0.5 million for the second quarter of 2009, due to a small pickup in work in the Canadian and United States markets.  Energy and Mining revenues, exclusive of the impact of Bayou and Corrpro, were down $10.0 million from the second quarter of 2008, due to lower revenues in United Pipeline System’s Chilean operations, along with decreased activity in other international markets.

Consolidated gross profit for the second quarter of 2009 totaled $47.9 million, an increase of $16.8 million, or 53.9 percent, from the same period in 2008.  This amount included $3.2 million and $12.2 million in gross profit contributed by Bayou and Corrpro, respectively, in the second quarter of 2009.  Excluding the impact of Bayou and Corrpro, gross profit was $32.5 million (non-GAAP), which represented an increase of $1.4 million, or 4.4 percent, compared to the prior year quarter, notwithstanding revenue declines in our North American Sewer Rehabilitation and European Sewer Rehabilitation segments.  Gross profit was primarily impacted by a significant improvement in gross margins in our North American Sewer Rehabilitation segment due to improved project execution and lower resin and fuel costs.  Gross profit and margins were also boosted somewhat by increased third-party product sales in North America.  Our European Sewer Rehabilitation segment experienced an increase in gross profit margins year over year, despite the decline in revenues, due to improved performance in the Netherlands, Switzerland, Poland and France. Gross profit in our Asia-Pacific Sewer Rehabilitation segment increased substantially as a result of the increase in revenues in India.  We recorded a gross loss of $0.1 million in our Water Rehabilitation segment during the second quarter of 2009, primarily due to isolated project performance issues on several projects that were completed during the quarter, along with low productivity in the United States and the United Kingdom.  Gross profit in our Energy and Mining segment, excluding the impact of the acquisitions of Bayou and Corrpro, dropped by $2.2 million (non-GAAP) in the second quarter of 2009 from one year ago, primarily due to the decline in revenues in our United Pipeline Systems division.  For the quarter, United Pipeline Systems gross margins improved to 36.7 percent versus 28.5 percent in the second quarter of 2008, due primarily to favorable project execution in Canada.

Consolidated operating expenses for the second quarter of 2009 were $34.4 million, which included $3.3 million and $10.0 million in operating expenses of Bayou and Corrpro, respectively.  Consolidated operating expenses, excluding the impacts of the acquisitions of Bayou and Corrpro in the second quarter of 2009 (non-GAAP), decreased by $3.8 million, or 15.4 percent, to $21.1 million compared to the second quarter of 2008.  This reduction was primarily the result of continued cost containment efforts in our North American Sewer Rehabilitation segment and corporate support group, coupled with the impact of weaker foreign currencies in Europe and Canada.   Operating costs in our Asia Pacific Sewer Rehabilitation segment increased due to continued business growth.

Consolidated operating income in the second quarter of 2009 was $13.5 million.  Excluding the results of Bayou and Corrpro, consolidated operating income (non-GAAP) was $11.4 million, a $5.2 million, or 83.9 percent, increase from the second quarter of 2008.

Favorably impacting second quarter 2009 income from continuing operations was a one-time income tax benefit of $0.6 million related to the revaluation of deferred taxes on fixed assets.

Net income of $6.5 million in the second quarter of 2009 represented an increase of $3.1 million, or 93 percent, from the $3.4 million recorded in the second quarter of 2008.

For the first six months of 2009, consolidated revenues increased $49.7 million, or 19.0 percent, to $311.2 million from $261.5 million in the same period of 2008.  Gross profit increased $20.6 million, or 35.5 percent, to $78.6 million compared to the same period of 2008.  The primary factors driving improved performance in the second quarter were also responsible for increased profitability during the six months ended June 30, 2009 versus the same period in 2008.  Operating expenses increased $16.5 million, or 34.0 percent, to $65.0 million compared to the same period of 2008.  This increase in operating expenses included $8.2 million in transaction and severance expenses related to the acquisitions of Bayou and Corrpro and $14.8 million in operating expenses from these entities. Operating expenses, for the first six months of 2008, included approximately $1.7 million in expenses related to a proxy contest.  Operating expenses decreased in our North American Sewer Rehabilitation and European Sewer Rehabilitation segments by $5.7 million and $2.3 million, respectively, as a result of cost reduction efforts and, for Europe, lower foreign currency exchange rates, while operating expenses grew in our Asia-Pacific Sewer Rehabilitation and Water Rehabilitation segments due to ongoing growth initiatives.  Operating expenses in our Energy and Mining segment increased by $15.0 million due to the additional operating expenses of Bayou and Corrpro and the $8.2 million of acquisition related expenses.  As a result of the foregoing, consolidated operating income increased $4.1 million, or 43.1 percent, to $13.5 million for the six months ended June 30, 2009 compared to the prior year period.

For the first six months of 2009, income from continuing operations increased $0.7 million, or 11.6 percent, to $6.6 million, or $0.18 per diluted share, from $5.9 million, or $0.21 per diluted share, in the first six months of 2008.  Excluding the $8.2 million in acquisition related costs, income from continuing operations increased $6.7 million, or 113.5 percent (non-GAAP).

Total contract backlog increased to $462.4 million at June 30, 2009 compared to $388.7 million at March 31, 2009, a 19.0 percent increase.

Contract backlog reached a record high in our North American Sewer Rehabilitation segment at June 30, 2009 at $206.8 million, representing an increase of $46.4 million, or 28.9 percent, from $160.4 million at March 31, 2009 and an increase of $21.4 million, or 11.5 percent, over the June 30, 2008 backlog.

Contract backlog at June 30, 2009 in our European Sewer Rehabilitation segment increased by $14.8 million, or 56.7%, to $40.9 million compared to $26.1 million at March 31, 2009, on the strength of new orders in France, the Netherlands and Switzerland.  Contract backlog in the United Kingdom also improved slightly during the quarter from the historically low level experienced in the first quarter of 2009.

Contract backlog in our Asia-Pacific Sewer Rehabilitation segment was $60.9 million at June 30, 2009 compared to $40.1 million at March 31, 2009. The increase in backlog was due primarily to the inclusion of $24.5 million in backlog of our Hong Kong and Australia operations at June 30, 2009 as a result of the completion of the buyout of our joint venture partner’s interest in these operations on June 30, 2009.  As these entities are now 100 percent owned, the backlog figures from these joint ventures are included in our consolidated total.

Water Rehabilitation contract backlog was $7.7 million at June 30, 2009 compared to $8.9 million at March 31, 2009 and $11.6 million at June 30, 2008. A $4.4 million water pipeline rehabilitation project in Victoria, British Columbia began in the second quarter of 2009, and our company’s Madison Avenue project in New York City will resume early in the third quarter.  In March, we launched InsituMain™, a new cured-in-place pipe system for pressure pipe rehabilitation.  During the second quarter, we made significant progress in establishing this product in the marketplace, through a number of successful pilot projects.  Prospects for new orders and growth remain strong and we anticipate significant growth in backlog for this segment over the coming quarters.

Energy and Mining contract backlog was $146.1 million at June 30, 2009 compared to $153.2 million at March 31, 2009.  Contract backlog for UPS increased by $0.5 million at June 30, 2009 from March 31, 2009.  We believe that a modest rise in commodity prices will result in significant opportunities for the United Pipeline Systems during the second half of the year, particularly in new growth areas, such as Mexico and the Middle East.  Contract backlog for Bayou was $66.8 million at June 30, 2009, which was down from $76.7 million at March 31, 2009.  At June 30, 2008, Bayou’s contract backlog was approximately $46.6 million.  Corrpro’s contract backlog at June 30, 2009 was $64.5 million, up from $62.2 million at March 31, 2009, and slightly down from $69.4 million at June 30, 2008.  The backlog numbers for Bayou and Corrpro as of June 30, 2008 are not included in our Energy and Mining contract backlog as of such date as we did not own the companies at that date.  The business environment for both operations is below that of 2008 levels, but has improved over conditions which existed earlier in the year.

Unrestricted cash increased in the second quarter of 2009 to $79.5 million from $77.5 million at March 31, 2009, primarily as a result of a slight decrease in “days sales outstanding” from last quarter.  Unrestricted cash decreased by $20.0 million from December 31, 2008, primarily as a result of cash used to acquire Corrpro Companies on March 31, 2009.

Insituform Technologies, Inc. is a leading worldwide provider of proprietary technologies and services for rehabilitating sewer, water and energy and mining piping systems and the corrosion protection of industrial pipelines.  More information about Insituform can be found on its internet site at www.insituform.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  The Company makes forward-looking statements in this news release that represent the Company’s beliefs or expectations about future events or financial performance.  These forward-looking statements are based on information currently available to the Company and on management’s beliefs, assumptions, estimates or projections and are not guarantees of future events or results.  When used in this document, the words “anticipate,” “estimate,” “believe,” “plan,” “intend, “may,” “will” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Such statements are subject to known and unknown risks, uncertainties and assumptions, including those referred to in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission on March 10, 2009.  In light of these risks, uncertainties and assumptions, the forward-looking events may not occur.  In addition, our actual results may vary materially from those anticipated, estimated, suggested or projected.  Except as required by law, we do not assume a duty to update forward-looking statements, whether as a result of new information, future events or otherwise.  Investors should, however, review additional disclosures made by the Company from time to time in its periodic filings with the Securities and Exchange Commission.  Please use caution and do not place reliance on forward-looking statements.  All forward-looking statements made by the Company in this news release are qualified by these cautionary statements.

Regulation G Statement

Insituform has presented certain information in this release on a diluted cents per share basis. These diluted per share amounts reflect certain factors that directly impact Insituform's total earnings per share. The (non-GAAP) earnings per share and guidance excludes one or more of the following: the earnings impact of the exclusion of acquisition transaction and severance costs or the exclusion of Bayou and Corrpro financial information.   Insituform management uses such non-GAAP information internally to evaluate financial performance for its operations, as the company believes it allows it to more accurately compare the Company's ongoing performance across periods.

Insituform®, the Insituform® logo, InsituMain™, Bayou Companies™, and Corrpro® are the registered and unregistered trademarks of Insituform Technologies, Inc. and its affiliates.

CONTACT:          Insituform Technologies, Inc.
David A. Martin, Senior Vice President and Chief Financial Officer
(636) 530-8000

INSITUFORM TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2009	2008	2009	2008

Revenues	$ 183,196	$ 135,585	$ 311,208	$ 261,512
Cost of revenues	135,280	104,455	232,619	203,496
Gross profit	47,916	31,130	78,589	58,016
Acquisition related costs	–	–	8,219	–
Operating expenses	34,446	24,914	56,821	48,546
Operating income	13,470	6,216	13,549	9,470
Other income (expense):
Interest income	(165)	739	184	1,587
Interest expense	(2,353)	(1,158)	(3,477)	(2,385)
Other	374	237	292	1,005
Total other income (expense)	(2,144)	(182)	(3,001)	207
Income before taxes on income	11,326	6,034	10,548	9,677
Taxes on income	3,157	1,732	2,745	2,806
Income before equity in earnings (losses) of affiliated companies	8,169	4,302	7,803	6,871
Equity in earnings (losses) of affiliated companies, net of tax	8	(211)	(307)	(594)
Income before discontinued operations	8,177	4,091	7,496	6,277
Loss from discontinued operations, net of tax	(1,192)	(516)	(1,290)	(603)
Net income	6,985	3,575	6,206	5,674
Less: net income attributable to noncontrolling interests	439	177	864	333
Net income attributable to common stockholders	$ 6,546	$ 3,398	$ 5,342	$ 5,341

Earnings (loss) per share:
Basic:
Income from continuing operations	$ 0.20	$ 0.14	$ 0.18	$ 0.21
Loss from discontinued operations	(0.03)	(0.02)	(0.03)	(0.02)
Net income	$ 0.17	$ 0.12	$ 0.15	$ 0.19
Diluted:
Income from continuing operations	$ 0.20	$ 0.14	$ 0.18	$ 0.21
Loss from discontinued operations	(0.03)	(0.02)	(0.03)	(0.02)
Net income	$ 0.17	$ 0.12	$ 0.15	$ 0.19

INSITUFORM TECHNOLOGIES, INC.
SEGMENT DATA
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Revenues:
North American Sewer Rehabilitation	$ 83,687	$ 87,095	$ 164,192	$ 168,149
European Sewer Rehabilitation	20,708	26,647	38,915	52,257
Asia-Pacific Sewer Rehabilitation	6,597	2,152	12,342	3,691
Water Rehabilitation	2,493	1,949	4,451	3,821
Energy and Mining	69,711	17,742	91,308	33,594
Total revenues	$ 183,196	$ 135,585	$ 311,208	$ 261,512

Gross profit (loss):
North American Sewer Rehabilitation	$ 22,383	$ 19,830	$ 40,832	$ 36,219
European Sewer Rehabilitation	5,644	5,276	10,142	9,996
Asia-Pacific Sewer Rehabilitation	1,714	604	3,768	1,085
Water Rehabilitation	(80)	368	(254)	429
Energy and Mining	18,255	5,052	24,101	10,287
Total gross profit	$ 47,916	$ 31,130	$ 78,589	$ 58,016

Operating income (loss):
North American Sewer Rehabilitation	$ 9,701	$ 3,930	$ 15,520	$ 5,162
European Sewer Rehabilitation	1,168	(487)	1,025	(1,437)
Asia-Pacific Sewer Rehabilitation	532	179	1,794	349
Water Rehabilitation	(807)	(677)	(2,036)	(1,260)
Energy and Mining	2,876	3,271	(2,754)	6,656
Total operating income	$ 13,470	$ 6,216	$ 13,549	$ 9,470

INSITUFORM TECHNOLOGIES. INC.
STATEMENT OF INCOME RECONCILIATION
(Unaudited) (Non-GAAP)
(in thousands, except share information)

	Six Months Ended June 30, 2009
	Consolidated Results	Acquisition and Severance Costs	Results Excluding Acquisitions Costs	Six Months Ended June 30, 2008

Revenues	$ 311,208	$ –	$ 311,208	$ 261,512
Cost of revenues	232,619	–	232,619	203,496
Gross profit	78,589	–	78,589	58,016
Operating expenses	65,040	(8,219)	56,821	48,546
Operating income	13,549	8,219	21,768	9,470
Other income (expense):
Interest expense	(3,477)	–	(3,477)	(2,385)
Interest income	184	–	184	1,587
Other	292	–	292	1,005
Total other income (expense)	(3,001)	–	(3,001)	207
Income before taxes on income	10,548	8,219	18,767	9,677
Taxes on income	2,745	2,160	4,905	2,806
Income before equity in losses of affiliated companies	7,803	6,059	13,862	6,871
Equity in losses of affiliated companies	(307)	–	(307)	(594)
Income before discontinued operations	7,496	6,059	13,555	6,277
Loss from discontinued operations, net of tax	(1,290)	–	(1,290)	(603)
Net income	6,206	6,059	12,265	5,674
Less income attributable to noncontrolling interests	864	–	864	333
Net income attributable to Insituform Technologies, Inc. common stockholders	$ 5,342	$ 6,059	$ 11,401	$ 5,341

Earnings (loss) per share:
Basic:
Income from continuing operations	$ 0.18		$ 0.35	$ 0.21
Loss from discontinued operations	(0.03)		(0.03)	(0.02)
Net income	$ 0.15		$ 0.32	$ .19
Diluted:
Income from continuing operations	$ 0.18		$ 0.34	$ 0.21
Loss from discontinued operations	(0.03)		(0.03)	(0.02)
Net income	$ 0.15		$ 0.31	$ 0.19

Weighted average number of shares:
Basic	35,741,858		35,741,858	27,521,807
Diluted	36,422,228		36,422,228	28,122,209

INSITUFORM TECHNOLOGIES, INC. AND SUBSIDIARIES
CONTRACT BACKLOG
(Unaudited)
(In millions)

Backlog	June 30, 2009	March 31, 2009	December 31, 2008	September 30, 2008	June 30, 2008
(in millions)
North American Sewer Rehabilitation	$ 206.8	$ 160.4	$ 150.8	$ 178.5	$ 185.4
European Sewer Rehabilitation	40.9	26.1	25.2	30.7	34.9
Asia-Pacific Sewer Rehabilitation(1)	60.9	40.1	46.2	53.6	33.2
Water Rehabilitation	7.7	8.9	8.2	6.7	11.6
Energy and Mining (2)	146.1	153.2	18.7	23.4	24.7
Total	$ 462.4	$ 388.7	$ 249.1	$ 292.9	$ 289.8

(1)	Contract backlog for our Asia-Pacific Sewer Rehabilitation segment at June 30, 2009 includes backlog of our recently acquired interest in our joint ventures of IAL and IPPL.

(2)
Contract backlog for our Energy and Mining segment at June 30, 2009 and March 31, 2009 includes backlog of our recently acquired Bayou and Corrpro businesses of $66.8 million and $64.5 million, respectively, at June 30, 2009 and $76.7 million and $62.2 million, respectively, as of March 31, 2009.

Contract backlog is our expectation of revenues to be generated from received, signed and uncompleted contracts, the cancellation of which is not anticipated at the time of reporting. Contract backlog excludes any term contract amounts for which there is not specific and determinable work released and projects where we have been advised that we are the low bidder, but have not formally been awarded the contract.

INSITUFORM TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share amounts)

	June 30, 2009	December 31, 2008

Assets
Current assets
Cash and cash equivalents	$ 79,457	$ 99,321
Restricted cash	1,421	1,829
Receivables, net	129,229	97,257
Retainage	19,044	21,380
Costs and estimated earnings in excess of billings	60,624	37,224
Inventories	32,727	16,320
Prepaid expenses and other assets	31,324	37,637
Current assets of discontinued operations	9,004	13,704
Total current assets	362,830	324,672
Property, plant and equipment, less accumulated depreciation	140,128	71,423
Other assets
Goodwill	188,443	122,961
Identified intangible assets, less accumulated amortization	80,448	10,353
Investments in affiliated companies	27,965	6,769
Other assets	19,307	7,285
Total other assets	316,163	147,368
Non-current assets of discontinued operations	5,357	5,843

Total Assets	$ 824,478	$ 549,306

Liabilities and Equity
Current liabilities
Accounts payable and accrued expenses	$ 129,493	$ 97,593
Billings in excess of costs and estimated earnings	7,553	9,596
Current maturities of long-term debt and line of credit	17,500	–
Notes payable	3,880	938
Current liabilities of discontinued operations	1,402	1,541
Total current liabilities	159,828	109,668
Long-term debt, less current maturities	102,500	65,000
Other liabilities	50,802	2,831
Non-current liabilities of discontinued operations	509	818
Total liabilities	313,639	178,317

Stockholders’ equity
Preferred stock, undesignated, $.10 par – shares authorized 2,000,000; none outstanding	–	–
Common stock, $.01 par – shares authorized 60,000,000; shares issued and outstanding 38,830,853 and 27,977,785, respectively	388	280
Additional paid-in capital	240,529	109,235
Retained earnings	265,958	260,616
Accumulated other comprehensive loss	(159)	(2,154)
Total stockholders’ equity before noncontrolling interests	506,716	367,977
Noncontrolling interests	4,123	3,012
Total equity	510,839	370,989

Total Liabilities and Equity	$ 824,478	$ 549,306